TECHNE CORPORATION RELEASES UNAUDITED SECOND QUARTER
                    RESULTS FOR FISCAL YEAR 2009

Minneapolis/February 3, 2009/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended December 31, 2008 were $23.6 million or $.62 per diluted share compared with $23.6 million or $.60 per diluted share for the quarter ended December 31, 2007. For the six months ended December 31, 2008, Techne's consolidated net earnings increased 11.8% to $52.2 million or $1.36 per diluted share compared with $46.7 million or $1.18 per diluted share for the six months ended December 31, 2007. Net earnings as a percentage of net sales improved to 39.8% for the six months ended December 30, 2008 from 38.9% in the first six months of last year.

Foreign currency fluctuations and general economic conditions had a negative impact on consolidated net sales and earnings in the quarter ended December 31, 2008. The change in exchange rates used to convert foreign currencies (primarily British pound sterling and Euros) to U.S. dollars reduced net earnings by $1.5 million ($.04 per diluted share) for the quarter and $1.8 million ($.05 per diluted share) for the six months ended December 31, 2008, as compared to the same periods in last fiscal year.

Consolidated net sales for the quarter and six months ended December 31, 2008 were $61.9 million and $131.2 million, respectively. This was a 0.4% decrease and 9.2% increase from the quarter and six months ended December 31, 2007, respectively. Consolidated net sales were negatively affected by the strength of the U.S. dollar as compared to foreign currencies. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 5.0% and 11.5% for the quarter ended and six months ended December 31, 2008, respectively, from the comparable prior-year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $40.3 million and $86.5 million for the quarter and six months ended December 31, 2008, increases of 3.0% and 10.8%, respectively, from the comparable prior-year periods. North American biotechnology sales to industrial and academic customers grew at less than 2% during the second quarter of fiscal 2009. The Company attributes the lower second quarter sales growth rate to customer caution in a time of economic uncertainty.

R&D Europe's net sales for the quarter and six months ended December 31, 2008 were $17.3 million and $36.2 million, a decrease of 9.2% and an increase of 5.1%, respectively, from the same prior-year periods. R&D Europe's net sales increased 8.6% for the quarter and 13.0% for the six months ended December 31, 2008 when measured at currency rates in effect in the comparable prior-year periods.

Hematology net sales for the quarter and six months ended December 31, 2008 were $4.3 million and $8.5 million, increases of 7.2% and 11.5%, respectively, compared to the quarter and six months ended December 31, 2007.

Consolidated gross margins were 78.3% and 79.8% for the quarter and six months ended December 31, 2008 respectively, compared to 79.5% and 79.3% for the quarter and six months ended December 31, 2007. The decrease in gross margins in the second quarter was primarily caused by lower gross margins in Europe resulting from unfavorable exchange rates.

Selling, general and administrative expenses for the quarter and six months ended December 31, 2008 decreased $942,000 (8.9%) and $192,000 (1.0%), respectively from the quarter and six months ended December 31, 2007. The decrease in selling, general and administrative expenses from the comparable prior-year periods were the result of the following (in thousands):

                                              Quarter   Six Months
                                              -------   ----------
Change in exchange rates to convert
  foreign expenses to U.S. dollars            $  (685)   $  (887)
Reduction in profit sharing expense              (670)      (617)
Other, including annual wage, salary
  and benefits increases                          413      1,312
                                              -------    -------
                                              $  (942)   $  (192)
                                              =======    =======

Second quarter selling, general and administrative expense increased from the first quarter of fiscal 2009 due primarily to costs associated with production, printing and mailing of the annual catalog and additional expense as a result of the annual grant of stock options to the Company's Board of Directors.

Research and development expenses increased $283,000 (5.1%) and $1.0 million (9.4%), respectively, for the quarter and six months ended December 31, 2008 from the comparable prior-year periods.

Interest income decreased $1.0 million and $1.2 million for the quarter and six months ended December 31, 2008, respectively, from the comparable prior-year periods, primarily as a result of lower rates of return on cash and available-for-sale investments and to a lesser extent to lower cash and available-for-sale investment balances.

The effective tax rate was 30.8% for the quarter and 32.3% for the six months ended December 31, 2008 as compared to 33.6% for the quarter and six months ended December 31, 2007. Income tax expense in the second quarter of fiscal 2009 benefited from the renewal of the U.S. research and development credit. The $695,000 research and development tax credit for the quarter ended December 31, 2008, included credit for the January to June 2008 period in addition to a credit for the current year six-month period. Without significant business developments, the Company expects its fiscal 2009 effective income tax rate to range from approximately 32.5% to 33.5%.

In November 2007, the Company's Board of Directors authorized the repurchase and retirement of up to $150 million of the Company's common stock. The Company repurchased approximately 960,000 shares of its common stock during the second quarter of fiscal 2009 for approximately $62.7 million. Approximately $20.0 million remains available for the repurchase of shares under this authorization.


Forward Looking Statements:

This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including the Company's expectations as to consolidated income tax rates, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                     *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
         (612) 379-8854


                        TECHNE CORPORATION
                CONSOLIDATED STATEMENTS OF EARNINGS
               (In thousands, except per share data)
                           (Unaudited)

                                       QUARTER ENDED      SIX MONTHS ENDED
                                     ------------------  ------------------
                                     12/31/08  12/31/07  12/31/08  12/31/07
                                     --------  --------  --------  --------
Net sales                             $61,876   $62,142  $131,200  $120,129
Cost of sales                          13,430    12,751    26,516    24,855
                                     --------  --------  --------  --------
Gross margin                           48,446    49,391   104,684    95,274
                                     --------  --------  --------  --------
 Operating expenses:
  Selling, general and administrative   9,703    10,645    18,543    18,735
  Research and development              5,846     5,562    11,756    10,743
  Amortization of intangible assets       240       282       480       570
                                     --------  --------  --------  --------
      Total operating expenses         15,789    16,489    30,779    30,048
                                     --------  --------  --------  --------
Operating income                       32,657    32,902    73,905    65,226
  Other income (expense):
  Interest income                       2,205     3,252     5,092     6,250
  Other non-operating expense, net       (712)     (573)   (1,899)   (1,142)
                                     --------  --------  --------  --------
      Total other income                1,493     2,679     3,193     5,108
                                     --------  --------  --------  --------
Earnings before income taxes           34,150    35,581    77,098    70,334
Income taxes                           10,528    11,942    24,883    23,623
                                     --------  --------  --------  --------
Net earnings                          $23,622   $23,639   $52,215   $46,711
                                 ========  ========  ========  ========
Earnings per share:
 Basic                                $  0.62   $  0.60   $  1.36   $  1.18
 Diluted                              $  0.62   $  0.60   $  1.36   $  1.18

Weighted average common
 shares outstanding:
  Basic                                37,894    39,395    38,259    39,442
  Diluted                              37,992    39,497    38,370    39,542







                           TECHNE CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                           (In thousands)
                            (Unaudited)
                                                     12/31/08   6/30/08
                                                     --------  --------
ASSETS
Cash and equivalents                                 $119,595  $166,992
Short-term available-for-sale investments              24,366    39,353
Trade accounts receivable                              24,852    31,747
Other receivables                                       4,701     1,585
Inventory                                               9,877     9,515
Other current assets                                    9,732     9,241
                                                     --------  --------
  Current assets                                      193,123   258,433
                                                     --------  --------
Available-for-sale investments                         85,493    87,384
Property and equipment, net                            98,352   101,722
Goodwill and intangible assets, net                    28,552    29,032
Other non-current assets                               28,010    30,798
                                                     --------  --------
  Total assets                                       $433,530  $507,369
                                                     ========  ========
LIABILITIES
Current liabilities                                  $ 13,036  $ 20,239
Stockholders' equity                                  420,494   487,130
                                                     --------  --------
  Total liabilities and equity                       $433,530  $507,369



















































                                                     ========  ========